UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 4, 2008 (December 3, 2008)

Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21291 (Commission File Number)	74-2704230 (IRS Employer Identification No.)
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)
(512) 708-9310
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.
     On December 3, 2008, Introgen Therapeutics, Inc. (“Introgen”) and two of its subsidiaries Introgen Technical Services, Inc. and TMX Realty Corporation (collectively with Introgen, “The Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 cases are being administered under the captions In re Introgen Therapeutics, Inc., In re Introgen Technical Services, Inc. and In re TMX Realty Corporation, Case Nos. 08-12442, 08-12443, and 08-12444 respectively (the “Chapter 11 Cases”). As part of this filing, Introgen is seeking approval of a sales procedures motion that will allow the Debtors to market therapeutic portfolio and other assets to prospective buyers. The Debtors will continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In connection with the filing of the petitions, the Debtors will be seeking relief from the Court that will enable them to continue operations without disruption to customers, employees and other critical constituents.
     A copy of a press release announcing the filing of the voluntary petitions is attached hereto as Exhibit 99.1.
Item 5.02. Departure of Directors or Certain Officers.
     On December 2, 2008, at a meeting of the Board of Directors of Introgen (the “Board”), Peter Barton Hutt, a member of the Board, notified the Company orally that he was resigning from the Board, effective immediately. Mr. Hutt stated that he was not resigning as a result of any disagreement with Introgen relating to its operations, policies or practices. Mr. Hutt stated that he was resigning due to the policies of his law firm, Covington & Burling, with respect to attorneys’ services on boards of directors of public companies. Mr. Hutt was a member of the Nominating and Corporate Governance Committee.
Item 8.01. Other Events.
     Introgen’s bankruptcy filing likely will trigger action by the Nasdaq Capital Market, or the Nasdaq Listing Qualifications Panel (the “Panel”), to de-list its equity securities. If Introgen’s shares are de-listed, there may be a very limited market, or no market, in which its securities are traded, and as a result, its stockholders will likely find it difficult to sell their shares of Introgen’s common stock.
     As previously announced, on November 17, 2008, Introgen received a letter from the Panel indicating that shares of Introgen common stock will be transferred from the Nasdaq Global Market to the Nasdaq Capital Market, and that such listing would continue provided that Introgen can demonstrate compliance with all continued listing requirements of the Nasdaq Capital Market by March 3, 2009. This transfer was a result of Introgen’s failure to comply with Marketplace Rule 4450(b)(1)(A), requiring a minimum $50 million market value of listed securities for continued inclusion on the Nasdaq Global Market, nor with the alternative listing requirement to have at least $10,000,000 of shareholders’ equity as set forth in Marketplace Rule 4450(a). In addition, Introgen has previously announced that it has not been in compliance with the minimum bid price requirement of $1.00 as set forth in Marketplace Rule 4450(a)(5). On December 4, 2008, Introgen notified the Panel that as a result of Introgen’s bankruptcy filing, it expects that it will be unable to establish compliance with the continued listing requirements of the Nasdaq Capital Market on or before March 3, 2009.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release dated December 3, 2008 announcing the filing of the voluntary petitions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTROGEN THERAPEUTICS, INC.
By:	/s/ J. David Enloe, Jr.
J. David Enloe, Jr., Chief Executive Officer and President

Date: December 4, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 3, 2008 announcing the filing of the voluntary petitions .